Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

MYnd Analytics, Inc.

We consent to the inclusion in the foregoing Registration Statement of MYnd Analytics, Inc. (the “Company”) on Form S-1 (No. 333-217092) Amendment No. 1, of our report dated December 22, 2016, relating to our audits of the consolidated balance sheets as of September 30, 2016 and 2015, and the consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. Our report dated December 22, 2016, related to these consolidated financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach

June 2, 2017